Exhibit 99.1
Babylon Reports Another Strong Year Exceeding Guidance, and Accelerates Expected Adjusted EBITDA Profitability to Mid-2024

•Revenue grew 3.5x YoY, to $1.11 billion, exceeding guidance
•Cost of Care Delivery (COCD) Margin in the U.K. already profitable1, with U.S. Clinical services also expecting COCD profitability in early 2023
•Key U.S. VBC contracts delivered profitable Medical Margins2 in their first year
•Monthly Adjusted EBITDA of $(16.3) million for Q4 2022 beating guidance of $(18) million
•Adjusted EBITDA profitability expected in mid-2024, significantly earlier than previous guidance
•Commercial VBC revenue substantially increased with recent launch of Ambetter digital-first service across 6 states
AUSTIN, TEXAS & LONDON, UK – March 9, 2023 – Babylon Holdings Limited (NYSE: BBLN) (“Babylon” or the “Company”) today announced its financial and operating results for the fourth quarter and fiscal year ended December 31, 2022.

In 2022, Babylon’s revenue grew 3.5x to $1.11 billion, exceeding guidance. The Company’s most mature business, UK clinical services, achieved COCD profitability in 2022, and its U.S. clinical services business is expecting the same early this year. Babylon’s U.S. value-based care (“VBC”) business delivered profitable Medical Margins in its key contracts, even though they are predominantly still in their first year. Babylon’s rate of engagement of VBC members continues to accelerate, with the latest cohort of members showing 8x faster engagement than the earliest cohorts. This is important as for instance in the Iowa cohort which went live in January 2022, the Company saw a 5% reduction in cost of care for engaged members compared to a 7% general increase in cost of care for non-engaged members. The Company grew its U.S. VBC members by 1.6x YoY, with an emphasis on shifting the membership mix. To this end, it has added just over 34,000 new commercial VBC members since January 2023, and expects that number to grow substantially this year.

Net loss Margin in 2022 improved YoY to 20.0% from 26.0%. Babylon has successfully implemented nearly $125 million in annualized cost reductions, with most of the planned actions to achieve Net loss and Adjusted EBITDA improvements for 2023 already executed. Adjusted EBITDA as a percentage of revenue has fallen by 52ppt to (16.9)% QoQ. The Company expects Adjusted EBITDA to fall from $(274.5) million in 2022 to the range of $(120) million and $(100) million in 2023. Babylon now expects to achieve Adjusted EBITDA profitability in mid-2024, significantly ahead of previous guidance.

“While most solutions are siloed, clinic centric and therefore unscalable, Babylon is purpose-building a digital-first platform to deliver integrated healthcare at scale. Although these are early days for us, our results are beginning to speak for themselves,” said Ali Parsa, CEO and Founder of Babylon. “In 2022, we grew our revenue by 3.5 fold and achieved COCD or Medical Margin profitability improvements across our business lines. Our U.K. business already delivers profitable COCD margins and we expect the same in early 2023 for our U.S. Clinical Services business. Our key value-based care (VBC) cohorts showed profitable Medical Margins even in their first year, while for most companies profitability of each cohort normally takes a few years. Further, with each new contract, we have demonstrated our ability to accelerate the engagement of high-risk members and therefore expect to see continuous improvement of our performance. The cumulative result of all of this is that we now expect Adjusted EBITDA profitability in mid-2024, significantly ahead of previous guidance.”

David Humphreys, Chief Financial Officer, added, “Babylon once again delivered high revenue growth and strong financial performance to beat revenue expectations and previously guided Adjusted EBITDA estimates. We continue to shift revenue mix away from Medicaid members with a focus on expanding Commercial populations and have demonstrated great capital discipline, successfully executing nearly $125 million in annualized cost reductions. The result is a significantly improved profitability outlook and Adjusted EBITDA guidance of $(120) million to $(100) million for 2023.”
1 Management considers Cost of Care Delivery (“COCD”) Margin the measure of profitability for the Clinical services business. COCD Margin is defined within the Non-GAAP Financial Measures section of this earnings release and is equal to one minus the absolute value of claims expense and clinical care delivery expense divided by total revenue. This metric can be further disaggregated by geographical region, as necessary.
2 Management considers Medical Margin the measure of profitability for the Value-based care (“VBC”) business. Medical Margin is defined within the Non-GAAP Financial Measures section of this earnings release and is equal to one minus the Medical Loss Ratio. Medical Loss Ratio is defined within the Non-GAAP Financial Measures section as one minus the absolute value claims expense divided by Value-based care revenue.

Recent Highlights
•U.S. VBC membership grew 1.6x year-on-year to a total of over 261,000 U.S. VBC members as of December 31, 2022.
•In January 2023, Babylon launched a new digital-first Commercial Exchange product with Ambetter, covering approximately 34,000 commercial members across six states, furthering the diversification of our VBC portfolio and mix shift.
•Babylon is a purpose-built, digital-first platform for delivering value-based care at scale.
•50%+ member interactions completed entirely digitally
•85% primary care consultations entirely virtual
•Increasing U.S. provider utilization to 80% and maintaining 90+% clinician utilization in the U.K.
•1500+ global multi-specialty provider network
•99% of VBC members enrolled into our 24/7 primary care after their first encounter
•50% improvement in anxiety (GAD-7) and depression (PHQ-9) scores
•55% of members with eligible chronic conditions that we reached, enrolled in a digital chronic care management program
•90% of specialty consults contained within our digital ecosystem within chronic care management
Fourth Quarter Financial Results
Comparison of the following financial results for the three months ended December 31, 2022, compared to the three months ended December 31, 2021:
•Total revenue was $289.0 million compared to $117.6 million, a 2.5x year-over-year increase of $171.4 million. This was primarily due to the growth in VBC revenue, which increased by 177% year-over-year to $267.9 million in Q4 2022.
•Net loss totaled $100.1 million, a 34.6% Net loss margin compared to Net income of $67.4 million, a 57.3% Net income margin in Q4 2021. Net income in Q4 2021 included a $239.2 million gain primarily relating to the Company going public.
•Adjusted EBITDA totaled $(48.9) million, a (16.9)% Adjusted EBITDA Margin, compared to $(80.6) million Adjusted EBITDA, or (68.5)% Adjusted EBITDA Margin, in Q4 2021. This was driven by successful execution of cost reduction actions expected to deliver approximately $125 million in annualized cost reductions.
Financial Highlights for the Full Year 2022
Comparison of the following financial results for the year ended December 31, 2022, compared to the year ended December 31, 2021:
•Total revenue was $1.11 billion, compared to $320.8 million in 2021, reflecting an increase of 245.9%. This growth was driven by organic U.S. VBC membership increases.
•Net loss totaled $221.4 million or 20.0% Net loss margin, compared to Net loss of $83.4 million, or 26.0% Net loss margin in 2021.
•Adjusted EBITDA totaled $(274.5) million in 2022, or (24.7)% of Total revenue, compared to Adjusted EBITDA of $(212.2) million, or (66.1)% of Total revenue, in 2021.
Financial Guidance and Other Important Information
Assuming the sale of its IPA Business, Babylon is providing revenue guidance of more than $1.1 billion and Adjusted EBITDA guidance of $(120) million to $(100) million for FY23.

Babylon targets reaching profitability on an Adjusted EBITDA basis by mid-2024.

In October 2022, Babylon announced plans to sell Meritage Medical Network (the “IPA Business”) in California to fund the Company through to profitability. During the sale process, Babylon has been approached by potential investors who have suggested other strategic alternatives, some of which would include retaining the IPA Business. As a result, Babylon has extended its existing lending arrangement with AlbaCore through a working capital facility of up to $30 million. The purpose of the working capital facility is to provide Babylon with funding for a period of time that allows execution of binding bids relating to a successful sale of the IPA Business or other strategic alternatives to fund Babylon. Cash and cash equivalents as of December 31, 2022 was $104.5 million, including $61.0 million classified as held for sale. There is no assurance that the facility will provide sufficient funding for a time period that allows us to complete a successful sale of our IPA Business or other strategic alternatives. Therefore, additional funding may be required.

The financial guidance and other statements above are forward-looking and actual results may differ materially. Please refer to the Forward-Looking Statements safe harbor below for information on the factors that could cause our actual results to differ materially from these forward-looking statements. Babylon is unable to reconcile projected Adjusted EBITDA loss for 2023 to the most directly comparable GAAP measure, as we are not able to forecast Net loss on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect Net loss, including, but not limited to, impairment expense, stock-based compensation, foreign exchange gains or losses, restructuring and other termination benefits, gains or losses from settlement of warrants, gains or losses on fair value remeasurement, income or expense from premium deficiency reserves and gains or losses on sale of subsidiaries. Adjusted EBITDA should not be used to predict Net loss, as the difference between the two measures is variable and may be significant.
Fourth Quarter 2022 Earnings Conference Call
Babylon will host a conference call to discuss fourth quarter 2022 results on March 9, 2023, at 8:00 a.m. Eastern Time. To participate in the Company’s live conference call and webcast, please dial (877) 407-7994 for U.S. participants, 0800 756 3429 for U.K. participants, or +1 215-268-9868 for international participants. Alternatively, you can visit the “News & Events” section of https://ir.babylonhealth.com/ to access the live webcast. On this page, you can also find a “Call me” link for instant telephone access to the event, which will be made active 15 minutes prior to the scheduled start time. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.
Additional Notes
On January 1, 2023, the Company ceased filing reports with the U.S. Securities and Exchange Commission (the “SEC”) as a foreign private issuer, and began complying with the SEC reporting requirements for a domestic issuer. Therefore, Babylon’s Q4 and 2022 year-end results are reported under U.S. GAAP. The Company’s full-year 2022 audited financial statements, prepared under U.S. GAAP, will be filed in an Annual Report on Form 10-K.

Adjusted EBITDA, Adjusted EBITDA Margin, Medical Loss Ratio, Medical Margin and Cost of Care Delivery Margin are non-GAAP measures. An explanation of non-GAAP measures, a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, Net loss, and the calculations of Net loss Margin, Adjusted EBITDA Margin, Medical Loss Ratio, Medical Margin and Cost of Care Delivery Margins have been provided at the end of this press release.

Accompanying supplemental information will be posted to the Investor Relations section of Babylon’s website at https://www.babylonhealth.com.
About Babylon
At Babylon, our mission is to make quality healthcare accessible and affordable for every person on Earth. To this end we are building an integrated digital first primary care service that can manage population health at scale.

Founded in 2013, we are reengineering how people engage with their care at every step of the healthcare continuum. By flipping the model from reactive sick care to proactive healthcare through the devices people already own, we offer millions of people globally, ongoing, always-on care. And, we have already shown that in environments as diverse as the developed UK or developing Rwanda, urban New York or rural Missouri, for people of all ages, it is possible to achieve our mission by leveraging our highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare.

Today, we support a global patient network across 15 countries, and operate in 16 languages. In 2021 alone, Babylon helped a patient every 6 seconds, with approximately 5.2 million consultations and AI interactions. Importantly, this was achieved with a 93% user retention rate in our NHS GP at Hand service and 4 or 5-star ratings from more than 90% of our users across all of our geographies. We are working to demonstrate how our model of digital first integrated primary care can be applied to manage the health of the population in different settings across Medicare, Medicaid, and commercial value based care contracts in the US and our primary care services in the UK.

Babylon is also working with governments, health providers, employers and insurers across the globe to provide them with a new digital-first platform that any partner can use to deliver high-quality healthcare with lower costs and better outcomes. For more information, please visit www.babylonhealth.com.
Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment and potential growth opportunities.

These forward-looking statements are not guarantees of future performance, conditions, or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Babylon’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: our future financial and operating results, ability to generate profits in the future, and timeline to profitability for Babylon as a whole and in our lines of business; risks associated with our debt financing agreements with AlbaCore; that we may require additional financing and our ability to obtain additional financing on favorable terms; our ability to sell the Meritage Medical Network/IPA business, including the timing of the sale and the sale price; our strategic alternatives; the impact of our recently completed reverse share split on the price and trading market for our Class A ordinary shares; if we fail to comply with the NYSE’s continued listing standards and rules, the NYSE may delist our Class A ordinary shares; uncertainties related to our ability to continue as a going concern; our ability to successfully execute our planned cost reduction actions and realize the expected cost savings; the growth of our business and organization; risks associated with impairment of goodwill and other intangible assets; our failure to compete successfully; our ability to renew contracts with existing customers, and risks of contract renewals at lower fee levels, or significant reductions in members, pricing or premiums under our contracts due to factors outside our control; our dependence on our relationships with physician-owned entities; our ability to maintain and expand a network of qualified providers; our ability to increase engagement of individual members or realize the member healthcare cost savings that we expect; a significant portion of our revenue comes from a limited number of customers; the uncertainty and potential inadequacy of our claims liability estimates for medical costs and expenses; risks associated with estimating the amount and timing of revenue recognized under our licensing agreements and value-based care agreements with health plans; risks associated with our physician partners’ failure to accurately, timely and sufficiently document their services; risks associated with inaccurate or unsupportable information regarding risk adjustment scores of members in records and submissions to health plans; risks associated with reduction of reimbursement rates paid by third-party payers or federal or state healthcare programs; risks associated with regulatory proposals directed at containing or lowering the cost of healthcare, including the ACO REACH model; immaturity and volatility of the market for telemedicine and our unproven digital-first approach; our ability to develop and release new solutions and services; difficulty in hiring and retaining talent to operate our business; risks associated with our international operations, economic uncertainty, or downturns; the impact of COVID-19 or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on our business; risks associated with foreign currency exchange rate fluctuations and restrictions; and the other risks and uncertainties identified in Babylon’s Annual Reports on Form 20-F filed with the SEC on March 30, 2022 and Form 10-K for the year ended December 31, 2022 to be filed with the SEC, and in other documents filed or to be filed by Babylon with the SEC and available at the SEC’s website at www.sec.gov.

Babylon cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, Babylon does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.

Babylon Holdings Limited
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2022	2021
	$’000	$’000
ASSETS
Current assets
Cash and cash equivalents	43,475	262,581
Trade receivables, net	15,524	8,278
Other receivables	17,502	15,758
Prepayments and contract assets	18,349	26,060
Assets held for sale	125,275	—
Total current assets	220,125	312,677
Property, plant and equipment net	12,658	26,825
Operating lease right-of-use assets	13,327	10,943
Other intangible assets, net	—	28,774
Goodwill	—	67,361
Total assets	246,110	446,580
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities
Trade payables	9,600	17,179
Other payables	4,839	5,507
Accruals and other liabilities	30,029	36,729
Due to related parties	4,791	—
Claims payable	8,475	24,628
Contract liabilities	18,710	23,786
Lease liabilities	5,102	4,186
Liabilities held for sale	74,717	—
Loans and borrowings	—	185
Premium deficiency reserve	6,124	51,282
Total current liabilities	162,387	163,482
Loans and borrowings, net of current position	278,028	168,601
Contract liabilities, net of current position	46,160	70,396
Lease liabilities, net of current position	14,056	8,436
Warrant liability	711	20,128
Deferred tax liability	—	1,065
Earnout liability	667	174,949
Premium deficiency reserve	—	890
Total liabilities	502,009	607,947
SHAREHOLDERS' EQUITY
Class A ordinary shares, $0.001056433113 par value; 360,000,000 shares authorized at December 31, 2022 and 2021; 24,858,717 and 13,356,991 shares issued and outstanding as of December 31, 2022 and 2021, respectively	16	13
Class B ordinary shares, $0.001056433113 par value; 124,000,000 shares authorized at December 31, 2022 and 2021; zero and 3,185,503 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	3
Additional paid-in-capital	576,585	456,748
Accumulated deficit	(836,772)	(615,323)
Accumulated other comprehensive income/ (loss)	4,272	(2,808)
Total stockholders' equity attributable to Babylon Holdings Limited stockholders	(255,899)	(161,367)
Non-controlling interests	—	—
Total shareholders' equity	(255,899)	(161,367)
Total liabilities and shareholders' equity	246,110	446,580

Babylon Holdings Limited
Consolidated Statement of Operations and Other Comprehensive Loss
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	$’000	$’000	$’000	$’000
Revenue:
Value-based care	267,892	96,651	1,026,251	218,758
Clinical services	14,432	13,119	54,480	42,017
Software licensing	6,639	7,824	28,938	60,052
Total revenue	288,963	117,594	1,109,669	320,827
Claims expense	(266,404)	(104,026)	(1,017,003)	(219,625)
Clinical care delivery expense	(16,543)	(24,957)	(80,624)	(69,831)
Platform & application expenses	(4,508)	(10,681)	(29,897)	(32,723)
Research & development expenses	(11,256)	(14,365)	(79,155)	(68,473)
Sales, general & administrative expenses	(53,311)	(73,176)	(227,937)	(187,172)
Premium deficiency reserve income / (expense)	7,538	(48,199)	31,311	(46,533)
Impairment expense	(38,599)	—	(64,066)	—
Depreciation and amortization expenses	(2,610)	(4,503)	(12,050)	(9,185)
Loss from operations	(96,730)	(162,313)	(369,752)	(312,715)
Interest expense	(9,307)	(8,971)	(32,736)	(13,047)
Interest income	374	295	1,041	325
Gain on fair value remeasurement[3]	2,770	239,195	192,749	239,195
Loss on settlement of warrants	—	—	(2,397)	—
Exchange gain / (loss)	2,225	1,270	(10,420)	783
Gain on sale of subsidiary	—	—	—	3,917
Share of net loss on equity method investments	—	(1,046)	—	(3,339)
Net (loss) income from operations before income taxes	(100,668)	68,430	(221,515)	(84,881)
Tax benefit / (provision)	554	(1,043)	66	1,443
Net (loss) income	(100,114)	67,387	(221,449)	(83,438)
Other comprehensive loss
Currency translation differences	9,439	(1,438)	7,080	(564)
Other comprehensive income (loss), net of income tax	9,439	(1,438)	7,080	(564)
Total comprehensive (loss) income	(90,675)	65,949	(214,369)	(84,002)
Net (loss) income attributable to:
Equity holders of the parent	(100,114)	71,873	(221,449)	(77,409)
Non-controlling interest	—	(4,486)	—	(6,029)
	(100,114)	67,387	(221,449)	(83,438)
Total comprehensive (loss) income attributable to:
Equity holders of the parent	(90,675)	70,435	(214,369)	(77,973)
Non-controlling interest	—	(4,486)	—	(6,029)
	(90,675)	65,949	(214,369)	(84,002)
Net income (loss) per share[4]
Adjustments to Net income (loss), Basic[5]	—	(1,549)	—	6,029
Adjustments to Net income (loss), Diluted[6]	—	(31,821)	—	6,029
Net income (loss) per share, Basic	(4.50)	4.32	(12.01)	(6.93)
Weighted average shares outstanding, Basic	22,228,682	15,252,912	18,439,104	11,169,203
Net income (loss) per share, Diluted	(4.50)	2.13	(12.01)	(6.93)
Weighted average shares outstanding, Diluted	22,228,682	16,712,408	18,439,104	11,169,203
3 Gain / (loss) on fair value remeasurement for the year ended December 31, 2022, includes Gain / (loss) on warrant liabilities of $18.2 million (2021: $27.8 million) and Gain / (loss) on Earnout liabilities of $174.3 million (2021: $206.7 million). Gain / (loss) on fair value remeasurement for the three months ended December 31, 2022, includes Gain / (loss) on warrant liabilities of $1.0 million (2021: $27.8 million) and Gain / (loss) on Earnout liabilities of $1,812 (2021: $206,744). Within Gain / (loss) on fair value measurement for the three months and year ended December 31, 2021 includes a gain of $4.6 million for the fair value for the fair value remeasurement of existing equity interest in Higi upon acquisition.
4 Net income (loss) per share, for both basic and diluted purposes, is the same for both Class A ordinary shares and Class B ordinary shares.
5 Adjustments to Net income (loss) for Basic net income (loss) per share calculations include i) the allocation of undistributed earnings attributable to non-controlling interest and ii) the allocation of undistributed earnings to participating securities, if applicable.
6 Adjustments to Net income (loss) for Diluted net income (loss) per share calculations include i) the allocation of undistributed earnings attributable to non-controlling interest, ii) removal of any gain or loss resulting from potential share-settled instruments that have potential Class A ordinary or Class B ordinary shares included in diluted calculation and iii) the allocation of undistributed earnings to participating securities included in the diluted calculation, as applicable.

Babylon Holdings Limited
Consolidated Statement of Cash Flows
(Unaudited)

	For the Year Ended December 31,
	2022	2021
	$’000	$’000
Cash flows from operating activities
Net loss	(221,449)	(83,438)
Adjustments to reconcile Net loss to net cash used in operating activities:
Non-cash interest expense, net	31,695	12,743
Non-cash restructuring and other termination benefits	5,071	—
Share-based compensation	34,556	48,186
Depreciation and amortization	12,050	9,185
Exchange loss / (gain)	10,420	(783)
Gain on fair value remeasurement	(192,749)	(239,195)
Premium deficiency reserve (income) / expense	(31,311)	46,533
Loss on settlement of warrants	2,397	—
Taxation	(66)	(1,443)
Impairment expense	64,066	—
Share of net loss of equity method investments	—	3,339
Gain on sale of subsidiary	—	(3,917)
Working capital adjustments
Increase in trade and other receivables	(19,643)	(4,868)
Decrease / (Increase) in prepayments and contract assets	6,186	(15,864)
Increase in trade, other and claims payables	27,036	27,364
Decrease in accruals and other liabilities and due to related parties	(18,729)	(3,447)
(Decrease) / Increase in contract liabilities	(21,937)	17,404
Increase / (Decrease) in operating lease liabilities	999	(1,245)
Net cash used in operating activities	(311,408)	(189,446)
Cash flows from investing activities
Capital expenditure	(8,514)	(8,103)
Acquisitions, net of cash acquired	—	(22,843)
Purchase of shares in associates and joint ventures	—	(5,000)
Proceeds from sale of investment in subsidiary	—	2,213
Net cash used in investing activities	(8,514)	(33,733)
Cash flows from financing activities
Proceeds from issuance of notes and warrants	100,000	270,563
Proceeds from the issuance of shares	80,000	229,311
Payment of debt issuance costs	(4,256)	(1,446)
Payment of equity issuance costs	(2,210)	(31,239)
Other financing activities, net	(359)	(470)
Repayment of cash loan	—	(82,000)
Net cash provided by financing activities	173,175	384,719
Less: Cash and cash equivalents classified as held for sale	(61,000)	—
Net increase / (decrease) in cash and cash equivalents	(207,747)	161,540
Cash and cash equivalents at January 1,	262,581	101,757
Effect of movements in exchange rate on cash held	(11,359)	(716)
Cash and cash equivalents at December 31,	43,475	262,581

Babylon Holdings Limited
Non-GAAP Financial Measures
(Unaudited)
EBITDA is defined as Net (loss) income, adjusted for depreciation, amortization, net interest income (expense), and income taxes. We define Adjusted EBITDA as Net (loss) income, adjusted for depreciation, amortization, net interest income (expense), income taxes, impairment expenses, stock-based compensation, foreign exchange gains (losses), restructuring and other termination benefits, losses on settlement of warrants, gains (losses) on fair value remeasurement, premium deficiency reserve (income) expenses and gains (losses) on sale of subsidiaries. We define Medical Loss Ratio as the absolute value of claims expense divided by Value-based care revenue. We define Medical Margin as one minus the Medical Loss Ratio. We define Medical Loss Ratio as the absolute value of claims expense divided by Value-based care revenue. We define Medical Margin as one minus the Medical loss ratio. We define Cost of Care Delivery Margin as one minus the absolute value of claims expense and clinical care delivery expense divided by total revenue. Medical Loss Ratio, Medical Margins and Cost of Care Delivery Margins are derived from amounts presented in the Consolidated Statement of Operations and Comprehensive Loss and the associated Notes to the Consolidated Financial Statements.
We believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Medical Loss Ratio, Medical Margin and Cost of Care Delivery Margin (collectively, the “Non-GAAP Measures”) are useful metrics for investors to understand and evaluate our operating results and ongoing profitability because they permit investors to evaluate our recurring profitability from our ongoing operating activities.
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Medical Loss Ratio, Medical Margin and Cost of Care Delivery Margin have certain limitations, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. We caution investors that amounts presented in accordance with our definitions of any of the Non-GAAP Measures may not be comparable to similar measures disclosed by other issuers, because some issuers calculate certain of the Non-GAAP Measures differently or not at all, limiting their usefulness as direct comparative measures.

The following table presents a reconciliation of specific GAAP measures to the Non-GAAP Measures used by management. These include EBITDA and Adjusted EBITDA from the most directly comparable GAAP measure, Net (loss) income, and the calculations of Net (loss) income Margin, Adjusted EBITDA Margin, Medical Loss Ratio, Medical Margin and Cost of Care Delivery Margin for the three months and year ended December 31, 2022 and 2021:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	$’000	$’000	$’000	$’000
Net (loss) income	(100,114)	67,387	(221,449)	(83,438)
Adjustments to calculate EBITDA:
Depreciation and amortization expenses	2,610	4,503	12,050	9,185
Interest expense and income, net	8,933	8,676	31,695	12,722
Tax provision (benefit)	(554)	1,043	(66)	(1,443)
EBITDA	(89,125)	81,609	(177,770)	(62,974)
Adjustments to calculate Adjusted EBITDA:
Impairment expense	34,988	—	59,819	—
Stock-based compensation	6,635	27,510	34,556	48,186
Exchange loss / (gain)	(2,225)	1,270	10,420	(783)
Restructuring and other termination benefits	11,156	—	20,139	—
Loss on settlement of warrants	—	—	2,397	—
Gain on fair value remeasurement	(2,770)	(239,195)	(192,749)	(239,195)
Premium deficiency reserve (income) / expense	(7,538)	48,199	(31,311)	46,533
Gain on sale of subsidiary	—	—	—	(3,917)
Adjusted EBITDA	(48,879)	(80,607)	(274,499)	(212,150)

Total revenue	288,963	117,594	1,109,669	320,827
Value-based care revenue	267,892	96,651	1,026,251	218,758
Claims expense	(266,404)	(104,026)	(1,017,003)	(219,625)
Clinical care delivery expense	(16,543)	(24,957)	(80,624)	(69,831)

Net (loss) income Margin	(34.6)%	57.3%	(20.0)%	(26.0)%
Adjusted EBITDA Margin	(16.9)%	(68.5)%	(24.7)%	(66.1)%
Medical Loss Ratio	99.4%	107.6%	99.1%	100.4%
Medical Margin	0.6%	(7.6)%	0.9%	(0.4)%
Cost of Care Delivery Margin	2.1%	(9.7)%	1.1%	9.8%
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Investors
investors@babylonhealth.com